                                                                    EXHIBIT 99.1



                                                       NUEVO ENERGY COMPANY
                                                           2000 FORECAST
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                             (In thousands, except per share amounts)

                                                                                  ACTUAL                         FORECAST
                                                                     ---------------------------------     ---------------------
                                                                     1ST QTR      2ND QTR      3RD QTR     4TH QTR     YTD 2000
REVENUES:

Oil revenues...................................................      $  59,937    $  58,565    $  67,149   $  67,277   $ 252,928
Gas revenues...................................................      $   9,660    $  13,082    $  19,051   $  20,825   $  62,618
Liquids revenues...............................................      $   1,132    $     952    $   1,128   $   1,145   $   4,357
Gain on sales of assets (1)....................................      $     140    $     366          ---         ---   $     506
Interest and other income (1)..................................      $     626    $     195    $   2,264   $     387   $   3,472
                                                                     -----------------------------------------------------------
        Total revenues.........................................      $  71,495    $  73,160    $  89,592   $  89,634   $ 323,882
                                                                     -----------------------------------------------------------
COSTS & EXPENSES:

Lease operating expenses.......................................      $  31,111    $  34,273    $  38,226   $  41,350   $ 144,961
Depreciation, depletion and amortization.......................      $  16,241    $  15,582    $  18,062   $  17,614   $  67,499
Exploration costs..............................................      $   3,254    $   1,488    $     791   $   1,000   $   6,533
Loss on sale of assets (1).....................................            ---          ---    $     520         ---   $     520
General and administrative expenses............................      $   8,705    $   7,531    $   7,354   $   7,938   $  31,528
Interest expense...............................................      $   8,290    $   8,517    $   9,789   $  10,443   $  37,039
TECONS - Dividends expense.....................................      $   1,653    $   1,653    $   1,653   $   1,653   $   6,612
Other expense (1)..............................................      $   1,160    $   2,687    $     572         ---   $   4,419
                                                                     -----------------------------------------------------------
        Total expenses.........................................      $  70,414    $  71,731    $  76,967   $  79,998   $ 299,110
                                                                     -----------------------------------------------------------
Net earnings before taxes......................................      $   1,081    $   1,429    $  12,625   $   9,636   $  24,772
                                                                     -----------------------------------------------------------
Income Taxes (2):
        Current................................................      $    (360)   $     (11)   $       0   $     193   $    (178)
        Deferred...............................................      $     796    $     586    $   5,089   $   3,662   $  10,133
                                                                     -----------------------------------------------------------
Net income (loss)..............................................      $     645    $     854    $   7,536   $   5,782   $  14,817
                                                                     ===========================================================

Earnings per share (diluted)...................................      $    0.04    $    0.05    $    0.42   $    0.32   $    0.82

Discretionary Cash Flow (3)....................................      $  22,486    $  17,818    $  32,085   $  28,057   $ 100,446
Discretionary Cash Flow per share (diluted)....................      $    1.23    $    0.99    $    1.79   $    1.56   $    5.58

EBITDAX (4)....................................................      $  30,379    $  28,303    $  43,440   $  40,153   $ 142,275

Weighted average common and dilutive potential
     common shares outstanding.................................         18,209       17,939       17,886      17,947      17,995
                                                                     -----------------------------------------------------------
Prices:
        Oil ($/BBL) - Consolidated.............................      $   14.22    $   14.23    $   15.00   $   14.97   $   14.62
        Oil ($/BBL) - Unhedged realized price..................      $   20.51    $   20.26    $   22.27   $   23.05   $   21.56
        Oil ($/BBL) - reference price (NYMEX)..................      $   28.73    $   28.63    $   31.57   $   32.95   $   30.47
        Gas ($/MCF)............................................      $    2.42    $    3.43    $    5.24   $    5.45   $    4.10
        Gas ($/MCF) - reference price (NYMEX)..................      $    2.48    $    3.40    $    4.30   $    5.07   $    3.81

Production:
        Oil (MBBL).............................................        4,214.8      4,116.7      4,477.5     4,493.7    17,302.7
        BBLS/D.................................................       46,830.8     45,238.5     48,668.5    48,844.7    47,404.6
        Gas (MMCF).............................................        3,995.3      3,816.0      3,636.3     3,823.2    15,270.8
        MMCF/D.................................................           44.4         41.9         39.3        41.6        41.8
        Liquids (MBBL).........................................           40.9         44.3         47.5        49.7       182.4

MBOE - including liquids.......................................        4,921.5      4,796.9      5,131.1     5,180.6    20,030.2

Lease Operating Expense per BOE................................      $    6.32    $    7.14    $    7.45   $    7.98   $    7.24

General & Administrative Expense per BOE.......................      $    1.77    $    1.57    $    1.43   $    1.53   $    1.57

Long-term Debt.................................................      $ 338,752    $ 363,227    $ 409,727   $ 409,727   $ 409,727
                                                                     -----------------------------------------------------------

Notes:
  (1)   As a matter of policy, we will not provide guidance on other income, other expense, or gain or loss on sales of assets, except as specifically noted.

  (2)   Assumes an effective tax rate of 40%; 5% current, 95% deferred.

  (3)   Calculated as Net Income, plus Deferred Taxes, plus Exploration Costs, plus DD&A, less Gain on Sale of Assets plus Loss on Sale of Assets.  Actual amounts may include additional cash flow adjustments not specified above, resulting in immaterial differences.

  (4)   Calculated as Discretionary Cash Flow plus Interest Expense, plus Dividends on TECONS.


FOURTH QUARTER 2000 FINANCIAL GUIDANCE
--------------------------------------
The estimates listed below contain assumptions which we believe are reasonable. We caution that these estimates are based on currently available information as of the date hereof. We are not undertaking any obligation to update these estimates as conditions change or as additional information becomes available.

All of the estimates and assumptions set forth in this document constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will in fact occur and caution that actual results may differ materially from those in the forward-looking statements. A number of factors could affect our future results or the energy industry generally and could cause our expected results to differ materially from those expressed in this release. These factors include, among other things:

     -  Increases or decreases in oil and gas prices;

     - Compliance with environmental regulations and other governmental laws and regulations applicable to the oil and gas industry;

     - Unanticipated problems or successes encountered during the exploration for and exploitation and production of oil and gas;

     - Political and economic events and conditions in the foreign jurisdictions in which we operate;

     -  Our hedging activities;

     - Decisions we make regarding our debt and equity structure, including the decision to issue additional capital stock or debt securities;

     -  Our ability to deliver oil and gas to commercial markets;

     -  Changes in consumer demand;

     -  The impact of competition;

     - The uncertainty of estimates of oil and gas reserves and production rates;

     - The impact of the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company must adopt SFAS No. 133 by January 1, 2001, and does not plan to adopt early. On adoption, the provisions of this statement must be applied prospectively. The Company has completed an inventory of all known derivatives and is in the process of documenting the relevant hedge relationships. The Company expects that the adoption of SFAS No. 133 will primarily increase the volatility of other comprehensive income and results of operations. In general, the amount of volatility will vary with the level of derivative activities during any period.

     - The risk factors and other conditions described in the report on Form 10-K for the period ended December 31, 1999 and in the reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000, and September 30, 2000.

These estimates also assume that we will not engage in any material transactions such as acquisitions or divestitures of assets, formation of joint ventures or sale of debt or equity securities. We continually review these types of transactions as part of our corporate strategy, and may engage in any of them without prior notice.

CRUDE OIL PRODUCTION
---------------------
We anticipate that our fourth quarter 2000 production will be between 4.4 and
4.5 million barrels (47,800 - 48,900 barrels per day) which incorporates downtime for pump repairs as well as planned downtime for scheduled field maintenance. Of this fourth quarter 2000 volume, approximately 88% will be derived from California, 11% from the Republic of Congo and 1% from other U.S. However, weather, unexpected subsurface conditions, power supply disruptions and other unforeseen operating hazards may have an adverse impact on Nuevo's production volumes and better than expected development drilling results or exploration success could have a positive effect. For the previous four quarters, oil production ranged from 4.1 million barrels to 4.5 million barrels.

CRUDE OIL PRICES
----------------
Realized crude oil prices for the fourth quarter 2000 are expected to be between $14.70 and $15.00 Bbl. Realized prices are based on the current NYMEX WTI futures price and are adjusted for the California crude oil sales contract, the impact of hedges, and the price sharing agreements for our Point Pedernales and Congo production.

 . Nuevo realizes approximately 70% of the NYMEX WTI price for California crude oil production, before hedges. About half of Nuevo's California crude oil production is considered heavy oil (15 degrees API quality crude oil or heavier produced by thermal operations). The market price for California heavy crude oil differs from the established market indices for oil elsewhere in the U.S., due principally to the higher transportation and refining costs associated with heavy oil.

 . Nuevo realizes approximately 94% of the NYMEX WTI price for East Texas crude oil production, before hedges.

 . Nuevo realizes approximately 75% of the NYMEX WTI price for Congo crude oil production, before hedges. Nuevo's Congo production is a relatively heavy crude oil (16 degrees - 20 degrees API gravity) which is processed into low-sulfur, No. 6 fuel oil for sale to worldwide markets. The market for residual fuel oil differs from the markets for WTI and other benchmark crudes due to its primary use as an industrial or utility fuel versus the higher value transportation fuel component, which is produced from refining most grades of crude oil.

The price of crude oil is subject to large fluctuations in response to relatively minor changes in the supply of and demand for crude oil, market uncertainty and a variety of additional factors beyond Nuevo's control. Any substantial or extended decline in the price of crude oil would have an adverse effect on Nuevo. For the previous four quarters, Nuevo's realized crude oil price ranged from $14.22 to $15.00 Bbl.

PRICE RISK MANAGEMENT POLICY
----------------------------
Nuevo's price risk management policy was designed to accomplish the following objectives: 1) to ensure sufficient capital for reserve replacement and 2) to ensure fixed charge coverage ratios are maintained.

CRUDE OIL HEDGES
-------------------
Swaps                 Volume           WTI Price
-----                 ----------       -----------
4Q00                  16,500 B/D       $18.03 Bbl.
1Q01                  26,000 B/D       $19.52 Bbl.
2Q01                  25,000 B/D       $19.54 Bbl.
3Q01                  20,000 B/D       $21.22 Bbl.
4Q01                  15,500 B/D       $22.95 Bbl.
1Q02                  12,500 B/D       $25.91 Bbl.


Collar                Volume           WTI Price
------                ----------       -----------
4Q00                  16,500 B/D       $16.00 Bbl. (Floor)
4Q00                  13,700 B/D       $21.21 Bbl. (Cap)

Floors                Volume           WTI Price
------                ----------       -----------
2Q02                  19,000 B/D       $22.00 Bbl.
3Q02                  14,000 B/D       $22.00 Bbl.
4Q02                  14,000 B/D       $22.00 Bbl.


For a swap transaction, we receive a fixed price for our production and pay the counter party a floating price based on a market index. For a floor (purchased put), we receive the floor price if the floating price falls below the floor price. Swaps fix the price we receive for production, while floors establish a minimum price.

NATURAL GAS PRODUCTION
-----------------------
We anticipate that our fourth quarter 2000 production will be between 3.6 and
3.8 Bcf (39.1 MMcfd - 41.3 MMcfd). Of this volume, approximately 85% will be derived from California and 15% from other U.S. However, weather, unexpected subsurface conditions, and other unforeseen operating hazards may have an adverse impact on our production volumes and better than expected development drilling results or exploration success could have a positive effect. For the previous four quarters, Nuevo's gas production ranged from 3.6 to 4.5 Bcf.

NATURAL GAS PRICES
------------------
Realized gas prices for the fourth quarter 2000 are expected to be between $4.90 and $5.10 Mcf based on the current NYMEX strip price. Realized gas prices generally average within +/- $0.10 Mcf of the NYMEX strip price; however, the price differential can vary by a significantly greater amount at different points in time. For the previous four quarters, Nuevo's realized gas price ranged from $2.42 to $5.24 Mcf.

The price of natural gas is subject to large fluctuations in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors beyond Nuevo's control. Natural gas prices have been high recently. No assurances can be made that they will remain at current levels.

NATURAL GAS HEDGES
------------------
Nuevo does not have any of its natural gas production hedged.

LIQUIDS
-------
We anticipate that our fourth quarter 2000 production will be between 49,000 and 50,000 barrels (530 and 540 barrels per day). Historically, the estimated realized price for liquids is approximately 75% of the NYMEX WTI price. The same factors that affect our oil and gas production and pricing can also have an effect on the production and pricing of liquids.

2000 PRODUCTION
---------------
We anticipate production of approximately 20 million BOE for the year with 87% crude oil. However, our production volumes are subject to curtailments, delays, and cancellations as a result of a lack of capital or other problems such as, weather, compliance with governmental regulations or price controls, electrical shortages, mechanical difficulties or shortages or delays in the delivery of equipment.

LEASE OPERATING EXPENSE (INCLUDES PRODUCTION AND AD VALOREM TAXES)
------------------------------------------------------------------
Nuevo uses natural gas to generate steam for its thermal production. Since natural gas prices have increased significantly during 2000, gas costs have become a major component of LOE. With more normalized natural gas prices in 1999, steam costs contributed less than $1.00 BOE to LOE. During 2000, steam costs have averaged over $1.80 BOE. Due to higher gas costs, we expect fourth quarter 2000 LOE to be between $7.90 and $8.15 BOE. For the previous four quarters, Nuevo's LOE rate per BOE has ranged from $6.32 to $7.95. Note that Nuevo currently produces over 50% more natural gas than we consume in our thermal operations, so the net effect of higher natural gas prices on our income statement is positive.

DEPRECIATION, DEPLETION AND AMORTIZATION
----------------------------------------
We anticipate that the DD&A rate for the fourth quarter 2000 will be between $3.30 and $3.50 BOE which is in-line with previous quarters in 2000. Our DD&A rate is based on an accounting estimate of our proved reserves for the most recent period in accordance with generally accepted accounting principles.

EXPLORATION EXPENSES
--------------------
We caution that this is an inherently difficult expense category to estimate and that this estimate can be volatile due to the number of wells drilled and completed and the success rate in any given quarter. Exploration expenses for the fourth quarter 2000 should be between $0.8 million and $1.0 million. For the previous four quarters, Nuevo's exploration expenses ranged from $0.8 million to $3.4 million.

GENERAL AND ADMINISTRATIVE EXPENSE
----------------------------------
We anticipate that G&A will be between $7.5 million and $8.0 million ($1.45 and $1.54 BOE) for the fourth quarter 2000. The factor that could have the greatest impact on G&A in the quarter is the mark to market accounting for Nuevo's deferred compensation plan which is based on the price of Nuevo common stock.
As a matter of policy, Nuevo accrues target EVA bonuses on a quarterly basis which may not represent actual results at year-end. For the previous four quarters, Nuevo's G&A rate per BOE ranged from $1.43 to $1.92.

INTEREST EXPENSE
----------------
We anticipate that our interest expense for the fourth quarter 2000 will be between $10.0 million and $10.5 million. The fourth quarter will include interest payments for a full quarter for the recently issued $150 million of 9 3/8% Senior Subordinated Notes due 2010. For the previous four quarters, Nuevo's interest expense ranged from $8.2 million to $9.8 million.

TERM CONVERTIBLE SECURITIES (TECONS) - DIVIDEND EXPENSE
-------------------------------------------------------
We expect our TECONS dividend expense to be $1.65 million which is in-line with the previous four quarters.

INCOME TAXES
------------
We expect our effective income tax rate to be 40% (inclusive of applicable federal and state taxes) in the fourth quarter 2000 and our deferred tax ratio to be 95%.

CAPITAL EXPENDITURES
--------------------
Through September 30, 2000, Nuevo's capital expenditures were $83 million. We expect capital expenditures for 2000 to be approximately $120 million. Some of the factors impacting the level of capital expenditures include absolute crude oil and natural gas prices as well as the volatility in these prices, the cost and availability of oilfield services, and the level and availability of external financing.